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                                                                      EXHIBIT 11


              FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

         COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                   (In thousands, except per share amounts)

                                                    Three months ended
                                                         March 31,
                                                  -----------------------
                                                     1996        1995(1)
                                                  ----------   ----------
                                                        (Unaudited)
Earnings (loss) before extraordinary item            $ 5,145     $ (2,447)

Extraordinary item -- loss on early
  retirement of Senior Notes, net of applicable
  income tax benefit of $(437)                            --         (813)
                                                     -------     --------
Primary earnings (loss)                                5,145       (3,260)

Add:  Amortization of original issue discount
      and debt issuance costs, net of income
      tax effect, applicable to LYONs                    840           --
                                                     -------     --------
Fully diluted earnings (loss)                        $ 5,985     $ (3,260)
                                                     =======     ========

Weighted average shares outstanding
  during the period                                   12,273       13,143

Common stock equivalent shares - primary                 554           --
                                                     -------     --------
Common and common stock equivalent shares
  for purpose of calculating primary earnings
  (loss) per share                                    12,827       13,143

Incremental shares to reflect full dilution            3,961           --
                                                     -------     --------
Total shares for purpose of calculating
  fully diluted earnings (loss) per share             16,788       13,143
                                                     =======     ========

Primary earnings (loss) per share before
  extraordinary item                                 $   .40     $   (.19)

Extraordinary item, loss on early retirement
  of Senior Debt, net of income tax benefit                --        (.06)
                                                     -------     --------

Primary earnings (loss) per share                    $   .40     $   (.25)
                                                     =======     ========

Fully diluted earnings (loss) per share              $   .36     $   (.25)
                                                     =======     ========





(1) The impact of the assumed conversion of dilutive securities is antidilutive, and is therefore excluded from the computation.





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